Exhibit 99.1

Contacts:

Medivation, Inc.	WCG
Patrick Machado, Chief Business Officer	Nicole Foderaro
(415) 829-4101	(415) 946-1058

MEDIVATION REPORTS FOURTH QUARTER AND YEAR-END 2009

FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

SAN FRANCISCO, March 15, 2010 – Medivation, Inc. (NASDAQ: MDVN) today provided a corporate update and reported its financial results for the year ended December 31, 2009.

“We are disappointed by the results of the Phase 3 CONNECTION trial in Alzheimer’s patients, and it is our highest priority to work with our colleagues at Pfizer to further analyze the data and determine next steps,” said David Hung, M.D., president and chief executive officer of Medivation. “Despite this setback, we remain well positioned as a company – we have late-stage clinical development programs in three large potential commercial indications and a strong financial position. In 2010, our goal is to complete enrollment in three of our ongoing Phase 3 trials, CONCERT, a 12-month combination study of dimebon and Aricept in mild-to-moderate Alzheimer’s patients, HORIZON, a six-month study of dimebon in Huntington disease patients, and AFFIRM, a study of MDV3100 in castration-resistant prostate cancer.”

Recent Developments

Dimebon (latrepirdine*)

•

Announced results from the Phase 3 CONNECTION trial in patients with mild-to-moderate Alzheimer’s disease, which did not meet any of its co-primary or secondary efficacy endpoints compared with placebo. Co-primary endpoints were measures of cognition and global function.

•

Announced results from a placebo-controlled Phase 3 safety and tolerability study, which demonstrated dimebon’s tolerability when dosed alone or in combination with approved Alzheimer’s disease medications.

•

Continued patient enrollment in CONCERT, a 12-month Phase 3 clinical trial in patients with mild-to-moderate Alzheimer’s disease that is evaluating the potential efficacy of dimebon when added to ongoing treatment with Aricept®.

•

Continued to enroll patients in CONSTELLATION and CONTACT, six-month, randomized, double-blind, placebo-controlled Phase 3 trials in patients with moderate-to-severe Alzheimer’s disease evaluating as primary endpoints the potential benefits of adding dimebon to Namenda® or Aricept, respectively.

•	Continued patient enrollment in HORIZON, a six-month, double-blind, placebo-controlled Phase 3 trial that is evaluating dimebon’s potential benefits on cognition in patients with Huntington disease.

•	Published final results in Archives of Neurology from the Phase 2 clinical trial of dimebon in patients with mild-to-moderate Huntington disease.

•

Published data in the Journal of Pharmacology and Experimental Therapeutics demonstrating that dimebon’s mechanism of action appears to be distinct from currently approved medications for Alzheimer’s disease.

*	Latrepirdine is the proposed generic name for dimebon.

MDV3100

•

Entered into a collaboration agreement with Astellas Pharma, Inc. for the global development and commercialization of MDV3100 for both late- and early-stage prostate cancer, pursuant to which Medivation received a non-refundable up-front payment of $110 million.

•

Treated the first European patient in the AFFIRM trial and continued patient enrollment in the United States, Canada and Australia. AFFIRM is a randomized, placebo-controlled, double-blind Phase 3 survival trial that is evaluating 160 mg/day of MDV3100 in men with castration-resistant prostate cancer who were previously treated with docetaxel-based chemotherapy.

Near-Term Priorities

Medivation’s near-term priorities are to:

•	Further analyze the CONNECTION data to better understand the results and their impact on the ongoing development of dimebon for Alzheimer’s and Huntington diseases.

•	Complete patient accrual in the 12-month CONCERT trial of dimebon in combination with Aricept in 2010.

•	Complete patient accrual in the HORIZON trial of dimebon in patients with Huntington disease in 2010.

•	Complete patient accrual in the AFFIRM trial of MDV3100 in patients with castration-resistant prostate cancer in 2010.

Medivation is in the process of evaluating the negative results of the CONNECTION trial and its approach to the ongoing development of dimebon. This will be a complex analysis encompassing scientific, clinical, regulatory and business issues. No changes have been made to the ongoing development of dimebon at this time, and any such changes are subject to the agreement of Medivation and Pfizer under the terms of their collaboration agreement. Potential changes currently under consideration by Medivation include:

•	Conducting an interim analysis of the CONCERT trial in 2010.

•

Scaling back the patient assessments being taken in the ongoing open-label trial extensions, which are currently underway for all Phase 3 dimebon studies, including CONNECTION. Most of these open-label extensions are currently assessing both safety and efficacy.

Fourth Quarter and Year-End 2009 Financial Results

Revenue for the year ended December 31, 2009, was $69.3 million, consisting of partial recognition of the non-refundable up-front payments of $225.0 million received from Pfizer in the fourth quarter of 2008 and $110.0 million received from Astellas in the fourth quarter of 2009. Both up-front payments were recorded as deferred revenue upon receipt and are being recognized on a straight-line basis over the estimated performance period of the Company’s obligations under the applicable collaboration agreement, which the Company presently expects to complete in the first quarter of 2012 for the Pfizer collaboration and in the fourth quarter of 2014 for the Astellas collaboration.

For the quarter and year ended December 31, 2009, total operating expenses were $42.9 million and $116.7 million, respectively, compared with total operating expenses of $21.5 million and $76.8 million, respectively, for the same periods in 2008. The year-end figures include non-cash stock-based compensation expense of $10.7 million in 2009, compared with $8.5 million in 2008. Operating expenses in 2009 include a one-time payment of $11.0 million recorded in the fourth quarter, representing 10 percent of the up-front payment from Astellas, which Medivation was obligated to pay to the academic institution from which it licensed its rights to MDV3100.

Beginning in October 2008, Pfizer became responsible for 60 percent of all dimebon-related development and commercialization costs in the U.S., and 100 percent of such costs outside the U.S. Beginning in October 2009, Astellas became responsible for 50 percent of all MDV3100-related development and commercialization costs in the U.S. (other than costs for clinical trials supporting development in both the U.S. and either Europe or Japan, including the ongoing Phase 3 AFFIRM trial, which are borne two-thirds by Astellas and one-third by Medivation) and 100 percent of such costs outside the U.S. The parties make quarterly true-up payments as necessary to ensure that each bears its applicable share of costs. For the year ended December 31, 2009, the net true-up payments payable to Medivation were $19.8 million and $2.9 million under the Pfizer and Astellas collaborations, respectively. Medivation presents these cost-sharing true-up payments in the applicable expense line of its consolidated statement of operations.

Medivation reported a net loss of $26.2 million, or $0.78 per share, for the quarter ended December 31, 2009, compared with a net loss of $7.9 million, or $0.26 per share, for the same period in 2008. For the year ended December 31, 2009, the net loss was $54.8 million, or $1.71 per share, compared with a net loss of $62.5 million, or $2.12 per share, for the same period in 2008.

Cash, cash equivalents and short-term investments were $278.2 million at December 31, 2009, compared with $221.4 million at December 31, 2008.

2010 Financial Outlook

Due to the ongoing assessment of the CONNECTION data and their potential impact on ongoing clinical development activities for dimebon and the cost to Medivation of such activities, Medivation is not able to estimate 2010 operating expenses at this time. Medivation intends to provide 2010 operating expense guidance following the completion of the CONNECTION data analysis and a final determination regarding the next steps for the dimebon clinical development program.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time by telephone, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer, Inc to develop and commercialize dimebon (latrepirdine) for the treatment of Alzheimer’s and Huntington diseases. With Pfizer, Medivation is conducting a broad dimebon clinical development program that includes several Phase 3 trials assessing the efficacy and safety of dimebon taken alone or in combination with other Alzheimer’s medications in patients with mild, moderate and severe Alzheimer’s disease. The companies are also conducting a Phase 3 trial of dimebon in Huntington disease. In October 2009, Medivation entered a global agreement with Astellas Pharma Inc. to develop and commercialize MDV3100 for both early- and late-stage prostate cancer. The first Phase 3 clinical trial in the MDV3100 development program, known as the AFFIRM trial, is under way in patients with castration-resistant prostate cancer who have previously been treated with docetaxel-based chemotherapy. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates, potential changes to the dimebon development program, the potential completion of patient enrollment in ongoing clinical trials, the therapeutic and commercial potential of Medivation’s product candidates, the continued effectiveness of, and continuing collaborative activities under, Medivation’s collaboration agreements with Pfizer and Astellas, potential future operating expense reductions and other future expected financial results, which are made pursuant to the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s dimebon development activities, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Pfizer and Astellas for the development of dimebon and MDV3100, respectively, including the risk that Pfizer could elect to unilaterally terminate the dimebon collaboration agreement with Medivation at its election at any time, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, manufacturing of Medivation’s product candidates, including Medivation’s dependence on Pfizer for the manufacture of all clinical requirements of dimebon, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years ended December 31,
	2009	2008	2007
Collaboration revenue	$69,254	$12,578	$—

Operating expenses:
Research and development	87,728	54,895	23,399
Selling, general and administrative	28,983	21,865	10,364

Total operating expenses	116,711	76,760	33,763

Loss from operations	(47,457)	(64,182)	(33,763)
Other income (expense):
Interest income	1,128	1,206	2,022
Other income (expense), net	(152)	506	—

Total other income (expense)	976	1,712	2,022

Net loss before income tax	(46,481)	(62,470)	(31,741)
Income tax (benefit) expense	8,272	(10)	2

Net loss	$(54,753)	$(62,460)	$(31,743)

Basic and diluted net loss per common share	$(1.71)	$(2.12)	$(1.14)

Weighted average common shares used in the calculation of basic and diluted net loss per share	32,094	29,478	27,932

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$57,463	$71,454
Short-term investments	220,781	149,968
Receivable from collaboration partners	6,490	3,522
Prepaid expenses and other current assets	9,343	1,957

Total current assets	294,077	226,901
Property and equipment, net	1,092	768
Restricted cash	843	843
Other non-current assets	678	760

Total assets	$296,690	$229,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,840	$7,166
Accrued expenses	12,054	5,772
Deferred revenue	86,570	64,286
Other current liabilities	800	93

Total current liabilities	104,264	77,317

Deferred revenue, net of current	166,598	148,137
Other non-current liabilities	554	410

Total liabilities	271,416	225,864

Stockholders’ equity:
Preferred stock, $0.01 par value per share;
1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share;
50,000,000 shares authorized; issued and outstanding 33,823,062 shares at December 31, 2009 and 30,088,390 at December 31, 2008	338	301
Additional paid-in capital	202,361	125,074
Accumulated other comprehensive gain (loss)	(12)	693
Accumulated deficit	(177,413)	(122,660)

Total stockholders’ equity	25,274	3,408

Total liabilities and stockholders’ equity	$296,690	$229,272